Exhibit 99.1

AIT Therapeutics, Inc.

Condensed Proforma Consolidated Balance Sheet

December 31, 2018

(Unaudited)

	Balance Sheet As Reported	Proforma Adjustments		Proforma Balance Sheet

Assets

Current assets
Cash and cash equivalents	$479,700	$(479,700)	(3)(4)	$-
Restricted cash	15,912	-		15,912
Marketable securities	2,573,605	10,256,200	(1)(2)(4)	12,829,805
Other current assets and prepaid expenses	85,710	-		85,710
Total current assets	3,154,927	9,776,500		12,931,427
Licensing right to use technology	495,000	-		495,000
Property and equipment, net	259,221	-		259,221

Total Assets	$3,909,148	$9,776,500		$13,685,648

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$833,732	$-		$833,732
Accrued expense	324,599	-		324,599
Options to be issued to NitricGen	295,000	-		295,000
Deferred revenue		3,150,000		3,150,000
Total current liabilities	1,453,331	3,150,000		4,603,331

Commitment and contingencies

Shareholders’ Equity
Preferred stock	0	-		0
Common stock	853	-		853
Treasury stock	(25,000)	-		(25,000)
Additional paid-in capital	40,056,458	-		40,056,458
Accumulated deficit	(37,586,650)	6,626,500	(1)(3)	(30,960,150)
Accumulated other comprehensive income	10,156			10,156
Total shareholders’ equity	2,455,817	6,626,500		9,082,317

Total Liabilities and Shareholders’ Equity	$3,909,148	$9,776,500		$13,685,648

(1)	On January 23, 2019, the Company entered into a Commercial Licensing Agreement (the “Agreement”) with Circassia Pharmaceuticals, Ltd. (“Circassia”). AIT received an upfront milestone payment of $7,350,000 payable immediately in stock of Circassia. (A)

(2)	On February 1, 2019, the Company satisfied the second milestone of $3,150,000 payable in stock of Circassia. (A)

(3)	Advisory fee of $723,500 is due to be paid based upon the closing of the Commercialization License Agreement.

(4)	Reclassified $243,800 for the payment of the advisory fee from marketable securities to cash.

(5)	Current and deferred incomes taxes were not recorded for this transaction based upon the Company’s estimated taxable loss for the year and the use of prior years’ net operating losses.

(A)	With respect to the first 2 milestone payments, Circassia shares shall be priced at a 5% discount to the lower of the one week or one month volume weighted average price over the previous week or month, as applicable, prior to the signing of the Agreement. Circassia shares shall be registered and issued without restriction for public trading.